Exhibit 3.01 to Eastman Chemical Company Current Report on Form 8-K -- Text of December 4, 2014 Amendment to Bylaws (New Text Underlined)

EASTMAN CHEMICAL COMPANY BYLAWS

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Section V - Officers

Section 5.1.  Designation.  The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a Treasurer, a Chief Accounting Officer (or, if there is no Chief Accounting Officer, a Controller), and a Secretary, and such other officers as the Board of Directors may elect or appoint, or provide for the appointment of, as may from time to time appear necessary or advisable in the conduct of the business and affairs of the Corporation.  Any number of offices may be held by the same persons.

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Section 5.9.   Chief Accounting Officer and Controller. The Chief Accounting Officer (or the Controller, if there is no Chief Accounting Officer) shall serve as principal accounting officer of the Corporation, having the custody and operation of the accounting books and records of the Corporation (with the Controller, if there is a separate Controller), and shall perform all acts incident to the position of Chief Accounting Officer, subject to the control of the Board of Directors.